UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2022

ECB BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-41456	88-1502079
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

419 Broadway, Everett, Massachusetts 02149
(Address of principal executive offices) (Zip Code)

(617) 387-1110
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	ECBK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2022, ECB Bancorp, Inc. (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”) and the Bank, entered into an employment agreement with Richard J. O’Neil, Jr., the President and Chief Executive Officer of the Company the Bank. On December 21, 2022, the Bank also entered into change in control agreements with John Citrano, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and the Bank, and John A. Migliozzi, Executive Vice President and Chief Lending Officer of the Bank. The Company is also a party to the change in control agreements solely for purposes of guaranteeing the performance of the Bank thereunder.

On January 3, 2022, the Bank entered into a confidentiality and non-solicitation agreement with Mr. Migliozzi in connection with his offer of employment with the Bank.

A.	Employment Agreement

The Company, the Bank and Mr. O’Neil entered into an employment agreement on December 21, 2022. The employment agreement has an initial term of three years. Commencing on December 21, 2023 and continuing each December 21st thereafter, the term of the employment agreement extends for an additional year, so that the term again becomes three years. Prior to the renewal of the term of the employment agreement, the disinterested members of the Boards of Directors of the Company and the Bank (collectively the “Board”) must conduct a comprehensive performance evaluation of Mr. O’Neil and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the Board determines not to extend the term, it must notify Mr. O’Neil at least 30 days, but not more than 60 days, prior to the applicable renewal date. If a change in control occurs during the term of the employment agreement, the term of the employment agreement will automatically renew for two years from the effective date of the change in control.

The employment agreement provides Mr. O’Neil with an annual base salary of $425,000. The Board will review Mr. O’Neil’s base salary at least annually and the base salary may be increased, but not decreased during the term of the employment agreement. In addition to receiving a base salary, Mr. O’Neil is eligible to participate in any bonus programs and benefit plans that are made available to other Bank and Company senior executives. The employment agreement also provides that Mr. O’Neil will receive a monthly automobile allowance of $1,000 and is eligible for the reimbursement of all reasonable business expenses incurred in performing his duties as President and Chief Executive Officer of the Bank and the Company.

Under the terms of the employment agreement, in the event Mr. O’Neil voluntarily terminates employment with the Company and the Bank without “good reason,” Mr. O’Neil will be entitled to receive the sum of: (i) his earned and unpaid salary as of his termination date and (ii) his earned and unpaid annual bonus and long-term incentive compensation as of his termination date (his “Accrued Obligations”).

In the event Mr. O’Neil’s employment involuntary terminates for reasons other than cause, disability, or death, or in the event of his resignation for “good reason,” in either event other than in connection with a change in control, Mr. O’Neil is entitled to his Accrued Obligations and his base salary for the remaining term of the employment agreement. In addition, Mr. O’Neil is entitled to continued coverage under the Bank’s health insurance plans (to the extent permitted by the plans and law) until the earlier of 18 months following his termination date or his procurement of health insurance coverage under another plan.

In the event Mr. O’Neil’s employment involuntary terminates for reasons other than cause, disability, or death, or in the event of Mr. O’Neil’s resignation for “good reason,” in either case within 24 months following a change in control, Mr. O’Neil will receive his Accrued Obligations, along with a single lump sum payment equal to three (3) times the sum of his base salary and average cash bonus earned during the three years preceding the change in control.   In addition, Mr. O’Neil will be provided with continued coverage under the Bank’s health insurance plans (to the extent permitted by the plans and law) until the earlier of 18 months following his termination date or the procurement of health insurance coverage under another plan. In the event continued coverage is not permitted under plans or by law, Mr. O’Neil will receive a lump sum cash payment equal to the total cost of Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage for 18 months following his termination date.

The employment agreement includes a “best net benefits” provision if the change in control severance benefits under the employment agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The best net benefits approach would reduce Mr. O’Neil’s payments and benefits, if necessary, to avoid triggering an excise tax if the reduction would result in a greater after-tax amount paid to him than compared to the payments and benefits he would receive net of the excise tax if no reduction were made to the payment and benefits.

For purposes of the employment agreement, “good reason” includes (i) a change in the nature, scope or status of Mr. O’Neil’s positions, authority or duties, (ii) a material reduction in his compensation or benefits (other than one that is part of an overall adjustment in benefits for all employees), (iii) a relocation of his principal place of employment by more than 25 miles from the Bank’s main office location; (iv) the failure of an acquiror to assume the employment agreement at the time of a change in control or (v) a material breach of the employment agreement by the  Company or the Bank.

Should Mr. O’Neil become disabled during the term of the employment agreement, he will be entitled to his Accrued Obligations plus disability benefits, if any, provided under a long-term disability plan sponsored by the Bank. In the event Mr. O’Neil dies while employed by the Bank, his beneficiaries will receive his Accrued Obligations plus any benefit payable under the group-term life insurance program sponsored by the Bank.

Upon any separation from service that would entitle Mr. O’Neil to a severance payment under the terms of the employment agreement, Mr. O’Neil will be required to adhere to one-year non-competition and non-solicitation covenants.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement attached hereto as Exhibit 10.1.

B.	Change in Control Agreements

The Bank entered into a change in control agreement with Mr. Citrano and Mr. Migliozzi on December 21, 2022. The Company is also a party to the change in control agreements solely for purposes of guaranteeing the performance of the Bank.  The change in control agreement with Mr. Citrano has an initial term of three years and the change in control agreement with Mr. Migliozzi has an initial term of two years.  Commencing on December 21, 2023 and continuing each December 21st thereafter, the term of the change in control agreements with Messrs. Citrano and Migliozzi will extend for an additional year, so that the term again becomes three years for Mr. Citrano and two years for Mr. Migliozzi. Prior to the renewal of the term of the change in control agreements, the Chief Executive Officer of the Bank must conduct a comprehensive performance evaluation of the executives and the Board of Directors must approve any extension of the term of the change in control agreements or determine not to extend the term of the agreements.

In the event either executive’s employment involuntary terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason,” (which is defined in the same manner as the term is defined in Mr. O’Neil’s employment agreement), in either event within 24 months following a change in control, the executive will receive his Accrued Obligations and a single lump sum cash payment, equal to two and one-half times the sum of his base salary and average bonus earned during the three years preceding the change in control for Mr. Citrano, and two times the sum of his base salary and average bonus earned during the three years preceding the change in control for Mr. Migliozzi.  In addition, the executives will be provided with continued coverage under the Bank’s health insurance plans (to the extent permitted by the plans and law) in which they were participating as of their termination date, until the earlier of 18 months following the termination date or the procurement of health insurance coverage under another plan. In the event continued coverage is not permitted under plans or by law, the executives will receive a lump sum cash payment equal to the total cost of COBRA coverage for 18 months following the termination date.

The change in control agreements include a “best net benefits” provision if the change in control severance benefits under the change in control agreement or otherwise result in “excess parachute payments” under Section 280G of the Code. The best net benefits approach would reduce the executive’s payments and benefits, if necessary, to avoid triggering an excise tax if the reduction would result in a greater after-tax amount paid compared to the payments and benefits an executive would receive net of the excise tax if no reduction were made to the payment and benefits.

The foregoing description of the change in control agreements does not purport to be complete and is qualified in its entirety by reference to the change in control agreements attached hereto as Exhibits 10.2 and 10.3.

C.	Confidentiality and Non-Solicitation Agreement

The Bank entered into a confidentiality and non-solicitation agreement with Mr. Migliozzi on January 3, 2022. Pursuant to the confidentiality and non-solicitation agreement, Mr. Migliozzi is prohibited, with limited exceptions, from disclosing to third-parties information deemed confidential under the agreement which is provided to him by the Bank or derived by him from his employment at the Bank. Under the agreement, generally, during his employment with the Bank and for a period of twelve months following his termination of employment with the Bank, regardless of the reason for such termination, Mr. Migliozzi is prohibited from directly or indirectly soliciting or inducing the hiring by a third-party of an employee, consultant or independent contractor of the Bank. The agreement also prohibits, with limited exceptions, for a period of twelve months from the date of his termination from employment with the Bank, Mr. Migliozzi from soliciting, interfering with, or trying to entice away from the Bank, any relationship between the Bank and a current or prospective customer of the Bank.

The foregoing description of the confidentiality and non-solicitation agreement does not purport to be complete and is qualified in its entirety by reference to the confidentiality and non-solicitation agreement attached hereto as Exhibits 10.4.

Item 9.01 Financial Statements and Other Exhibits.

(d)	Exhibits

	Number	Description

	10.1	Employment Agreement for Richard J. O’Neil, Jr.
	10.2	Change in Control Agreement for John Citrano
	10.3	Change in Control Agreement for John Migliozzi
	10.4	Confidentiality and Non-Solicitation Agreement for John Migliozzi
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECB BANCORP, INC.

Date: December 22, 2022	By:	/s/ Richard J. O’Neil, Jr.
Richard J. O’Neil, Jr.
President and Chief Executive Officer